================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         CYPRUS AMAX MINERALS COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

[LOGO OF CYPRUS AMAX APPEARS HERE]


NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
AND PROXY STATEMENT FOR
CYPRUS AMAX MINERALS COMPANY

To be held on Wednesday,
May 6, 1998 at 10 a.m.
in the Summit Room
of the Inverness Hotel and Golf Club
200 Inverness Drive West
Englewood, Colorado 80112

NOTICE OF MEETING

  The Annual Meeting of Shareholders of Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), will be held in the Summit Room of the Inverness Hotel and Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112, on May 6, 1998, at 10:00 in the morning for the following purposes:

    (1) electing five directors;

    (2) approving the Stock Plan for Non-Employee Directors, as amended and restated;

    (3) approving Price Waterhouse LLP to serve as independent accountants for Cyprus Amax for the 1998 fiscal year;

    (4) considering and acting upon a shareholder proposal regarding an independent nominating committee of the Board of Directors of Cyprus Amax; and

    (5) transacting such other business as properly may come before the meeting or any adjournment thereof.

  The close of business on March 9, 1998, has been fixed as the record date for the annual meeting. All holders of common stock of record at that time are entitled to vote at the meeting. A list of such holders will be available for examination by any such holder for any purpose germane to the meeting during normal business hours, at Cyprus Amax's offices at 9100 East Mineral Circle, Englewood, Colorado 80112, for a period of ten days prior to the meeting.

  It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date, and return the enclosed proxy promptly in order to be sure that your shares will be voted. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy or by attending the meeting and voting in person.

Philip C. Wolf
Senior Vice President, General Counsel
and Secretary

March 13, 1998

PROXY STATEMENT

Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, Colorado 80112

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of Cyprus Amax Minerals Company ("Cyprus Amax" or the "Company") for the Annual Meeting of Shareholders to be held on May 6, 1998. Only holders of Cyprus Amax common stock ("Common Stock") of record at the close of business on March 9, 1998, will be entitled to vote at the meeting, each share of such Common Stock being entitled to one vote. On March 13, 1998, there were outstanding 93,606,852 shares of Common Stock. Assuming a quorum is present, the affirmative vote of at least a majority of the shares of Common Stock represented at the meeting, either in person or by proxy, and entitled to vote is required to approve each of the matters presented to the shareholders. Under the rules of the New York Stock Exchange, brokers holding shares in street name have the authority to vote on certain routine matters when they have not received instructions from the beneficial owners. For non-routine matters, brokers may not exercise their discretion. All shares represented at the meeting, in person or by proxy, are counted to establish the quorum for the meeting and establish the number of shares represented to determine whether a majority has voted in favor of any particular proposal. Because of this, abstentions and non-votes, where a broker has otherwise exercised his discretion to vote the shares, have the effect of negative votes. This proxy statement, the enclosed form of proxy, and the enclosed Annual Report to Shareholders for the year ended December 31, 1997, are being mailed on or about March 20, 1998, to each shareholder entitled to vote at the meeting.

  Properly executed proxies returned at or prior to the meeting, unless subsequently revoked, will be voted in accordance with the directions thereon. If no directions are specified, the shares represented by the proxy will be voted FOR proposals 1, 2, and 3 and AGAINST proposal 4. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy to the Secretary of the Company or by attending the meeting and voting in person. The persons named in the proxy will have discretionary authority to vote with respect to additional matters that may properly come before the meeting.

  The entire cost of the solicitation of proxies will be borne by Cyprus Amax. In addition to solicitation by mail, officers and regular employees of Cyprus Amax may solicit proxies by telephone, telegraph, or personal contact. Additional solicitation of proxies of brokers, banks, nominees, and institutional investors will be made by Georgeson & Company Inc. at a cost to Cyprus Amax of approximately $8,000 plus out-of-pocket expenses.

ELECTION OF DIRECTORS

  Cyprus Amax's Certificate of Incorporation establishes a classified Board of Directors with three classes of directors. At each Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three-year term. At this annual meeting, five directors are nominated for election to hold office until the Annual Meeting of Shareholders in 2001 or until their successors are elected and duly qualified.

  The Board of Directors has nominated William C. Bousquette, Thomas V. Falkie, Ann Maynard Gray, Theodore M. Solso, and James A. Todd, Jr. for election to the Board. Each nominee currently is a director of Cyprus Amax and was recommended to the Board by the Nominating Committee of the Board (the "Nominating Committee").

  Brief statements setting forth the principal occupations of and other information concerning the nominees appear below.


[PHOTO OF              William C. Bousquette: Independent Financial Consultant
WILLIAM C. BOUSQUETTE  since December 1996; age 61. Mr. Bousquette has been a
APPEARS HERE]          director of Cyprus Amax since December 5, 1991, and his
                       term will expire at the annual meeting in 1998. Mr.
                       Bousquette served as Senior Vice President and Chief
                       Financial Officer of Texaco Inc. from January 1995 until December 1996. He was Executive Vice President and Chief Financial Officer of Tandy Corporation from
                       January 1994 until January 1995 and from November 1990 until January 1993. Mr. Bousquette was Chief Executive
                       Officer of TE Electronics, a subsidiary of Tandy
                       Corporation, from January 1993 until January 1994. He was Executive Vice President and Chief Financial
                       Officer of Emerson Electric Company from 1984 until
                       1990. Mr. Bousquette is a director of O'Sullivan
                       Industries Holdings, Inc. and Intertan, Inc.

[PHOTO OF THOMAS       Thomas V. Falkie: President and Chief Executive Officer
V. FALKIE APPEARS      of Berwind Natural Resources Corporation since 1977;
HERE]                  age 63. Dr. Falkie has been a director of Cyprus Amax
                       since July 1, 1988, and his term will expire at the annual meeting in 1998. He was Director of the United
                       States Bureau of Mines from 1974 to 1977 and head of the Mineral Engineering Department of Pennsylvania
                       State University from 1969 to 1974. Dr. Falkie is a director of the National Coal Association and the National Mining Association, Chairman of the American
                       Coal Foundation, and a member of the Governing Council of the National Academy of Engineering.

[PHOTO OF ANN          Ann Maynard Gray: President of Diversified Publishing
MAYNARD GRAY APPEARS   Group, ABC, Inc., from April 1991 to August 1997; age
HERE]                  52. Ms. Gray has been a director of Cyprus Amax since
                       November 15, 1993, and her term will expire at the annual meeting in 1998. For more than five years prior to 1991, Ms. Gray held various senior financial and managerial positions within the ABC, Inc. organization.
                       Ms. Gray is a director of Duke Energy Corporation.

[PHOTO OF THEODORE     Theodore M. Solso: President and Chief Operating
M. SOLSO APPEARS       Officer of Cummins Engine Company, Inc. since February
HERE]                  1995; age 51. Mr. Solso has been a director of Cyprus
                       Amax since November 15, 1993, and his term will expire at the annual meeting in 1998. He has held various positions with Cummins Engine Company, Inc. since 1971.
                       Mr. Solso is a director of Cummins Engine Company,
                       Inc., Cummins Engine Foundation, Amoco Corporation,
                       Irwin Financial Corporation, and The Heritage Fund of
                       Bartholomew County.

[PHOTO OF JAMES        James A. Todd, Jr.: Chairman of Strategic Medical, Inc.
A. TODD, JR.           from December 1996 to December 1997; age 69. Mr. Todd
APPEARS HERE]          has been a director of Cyprus Amax since October 22,
                       1992, and his term will expire at the annual meeting in 1998. He served as Chairman of Birmingham Steel
                       Corporation from 1991 until 1996, as Chief Executive
                       Officer from 1984 until 1996, and as President from 1984 to 1991. Mr. Todd is a director of the National
                       Mining Association.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF WILLIAM C. BOUSQUETTE, THOMAS V. FALKIE, ANN MAYNARD GRAY, THEODORE M. SOLSO, AND JAMES A. TODD, JR. AS DIRECTORS OF CYPRUS AMAX. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of Ms. Gray, Dr. Falkie, and Messrs. Bousquette, Solso and Todd. Should any of these nominees become unavailable for election for any reason now unknown, the shares so represented will be voted for the election of such other person or persons as the Board of Directors may recommend. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, is required to elect each director. Shares represented at the meeting that abstain from voting as to a nominee will have the same effect in the tabulation of votes as shares as to which authority to vote has been withheld. Shares represented by a proxy that is executed in such a manner as not to withhold authority are deemed to grant authority to vote for the nominees.

OTHER DIRECTORS

  Brief descriptions of the remaining members of the Board appear below.


[PHOTO OF LINDA        Linda G. Alvarado: President and Chief Executive
G. ALVARADO APPEARS    Officer of Alvarado Construction Inc. since 1981; age
HERE]                  46. Ms. Alvarado has been a director of Cyprus Amax
                       since December 14, 1989, and her term will expire at the annual meeting in 1999. Ms. Alvarado is a director of Engelhard Corporation and Pitney Bowes, Inc.

[PHOTO OF GEORGE       George S. Ansell: President of the Colorado School of
S. ANSELL APPEARS      Mines since 1984; age 63. Dr. Ansell has been a
HERE]                  director of Cyprus Amax since December 3, 1987, and his
                       term will expire at the annual meeting in 1999. From
                       1974 to 1984, Dr. Ansell served as Dean of the School of Engineering of Rensselaer Polytechnic Institute. Dr.
                       Ansell is a director of OEA, Inc.

[PHOTO OF ALLEN        Allen Born: Chairman and Chief Executive Officer of
BORN APPEARS HERE]     Alumax Inc. since November 15, 1993; age 64. Mr. Born
                       has been a director of Cyprus Amax since November 15, 1993, served as Co-Chairman from November 1993 through November 1995, and served as Vice Chairman from November 1995 through May 1996. His term will expire at the annual meeting in 1999. Mr. Born was Chairman of AMAX Inc. from June 1988 until November 1993 and Chief
                       Executive Officer of AMAX Inc. from January 1986 until
                       November 1993. He served as President and Chief
                       Operating Officer of AMAX Inc. from June 1985 through
                       July 1991. Mr. Born is a director of AK Steel, Amax
                       Gold Inc., and INMET Mining Corporation. He also is a director of the International Primary Aluminum
                       Institute.

[PHOTO OF ROCKWELL     Rockwell A. Schnabel: Co-Chairman, Trident Capital,
A. SCHNABEL APPEARS    L.P. since 1993, and former Deputy Secretary of the
HERE]                  United States Department of Commerce from 1989 to 1992;
                       age 61. Mr. Schnabel has been a director of Cyprus Amax since February 11, 1993, and his term will expire at the annual meeting in 1999. Mr. Schnabel served as Acting Secretary of Commerce from December 1991 to
                       March 1992. Prior to that, he served as the United
                       States Ambassador to the Republic of Finland from 1986 to 1989. Mr. Schnabel was with Bateman Eichler Hill
                       Richards, Inc. (investment bankers-member NYSE) from
                       1965 to 1983, serving as its President from 1980 to 1982. Mr. Schnabel is a director of CSG Systems Inc.,
                       International Game Technology, Pegasus Systems Inc., and Rezsolutions Inc.

[PHOTO OF JOHN HOYT    John Hoyt Stookey: Chairman, Suburban Propane Partners
STOOKEY APPEARS        since March 1996; age 68. Mr. Stookey has been a
HERE]                  director of Cyprus Amax since November 15, 1993, and
                       his term will expire at the annual meeting in 2000. Mr.
                       Stookey served as Chairman of Quantum Chemical Company, a subsidiary of Hanson PLC, from 1984 through 1995, and as President from 1975 through 1993. He served from 1989 to 1993 as an executive officer of Petrolane
                       Incorporated, Petrolane Finance Corporation, and QJV
                       Corp., affiliates of Quantum Chemical Company, which companies were reorganized on July 15, 1993, under the U.S. Bankruptcy Code. Mr. Stookey is a director of ACX
                       Technologies, Inc., Chesapeake Corporation, and the
                       United States Trust Company of New York.

[PHOTO OF BILLIE B.    Billie B. Turner: Retired Chairman, President, and
TURNER APPEARS HERE]   Chief Executive Officer of IMC Fertilizer Group, Inc.;
                       age 67. Mr. Turner has been a director of Cyprus Amax since October 22, 1992, and his term will expire at the annual meeting in 2000. He served as Chairman, President, and Chief Executive Officer of IMC
                       Fertilizer Group, Inc. from July 1987 until 1994. Mr.
                       Turner has held a variety of executive offices within the IMC organization since 1954. Mr. Turner is a director of IMC Global, Inc. and International Minerals and Chemical Corporation (Canada).

[PHOTO OF MILTON H.    Milton H. Ward: Chairman, President, and Chief
WARD APPEARS HERE]     Executive Officer of Cyprus Amax since May 14, 1992;
                       age 65. His term as a director will expire at the annual meeting in 2000. Mr. Ward served as Director, President, and Chief Operating Officer of Freeport-
                       McMoRan Inc. from 1983 until 1992 and as Chairman and Chief Executive Officer of Freeport-McMoRan Copper &
                       Gold Inc. from 1984 until 1992. Mr. Ward is Chairman of the Board and Chief Executive Officer of Amax Gold Inc.
                       He is a director of the National Mining Association.

APPROVAL OF THE STOCK PLAN FOR NON-EMPLOYEE DIRECTORS, AS AMENDED AND RESTATED

  At its February 11, 1998, meeting, the Board unanimously decided that directors who are not Cyprus Amax employees should be compensated primarily in shares of Common Stock, rather than in cash. The Board has made this change to demonstrate the Board's commitment to and belief in Cyprus Amax and to more closely align the interests of the directors with those of shareholders. In addition, the Board directed the members of the appropriate committees to assess and recommend a course of action that will lead to the termination of the Retirement Plan for Non-Employee Directors (the "Director Retirement Plan"), after which no retirement benefits will be provided to current or future directors (see page 12 for a detailed discussion). In order to implement the decisions of the Board regarding director compensation, changes to the Stock Plan for Non-Employee Directors (the "Stock Plan") are necessary.

  The Board of Directors has unanimously approved, subject to approval by the shareholders, the amendment and restatement of the Stock Plan. Shareholders initially approved the Stock Plan to be effective as of July 1, 1992, and most recently approved the Stock Plan's amendment and restatement effective as of July 1, 1996.

  The Stock Plan, as amended and restated, is included as Appendix A to this proxy statement. A general description of the Stock Plan, including the significant amendments, follows. This description of the Stock Plan is qualified in its entirety by reference to the complete text of the Stock Plan included in Appendix A.

  If approved, the Stock Plan, as amended and restated, will be effective on January 1, 1999. If shareholders do not approve the Stock Plan, as amended and restated, the Stock Plan will remain in effect as it was prior to being amended and restated.

  Shareholders are encouraged to review carefully the following information as well as the complete text of the Stock Plan included in Appendix A.

 Shares Available under the Stock Plan

  All of the non-employee directors now serving, including the nominees to be directors (for a total of 11 non-employee directors), will be eligible to receive compensation in the form of awards of shares and grants of options under the Stock Plan. Under the amended and restated Stock Plan, the aggregate maximum number of shares that may be awarded and options that may be granted under the Stock Plan is equal to the sum of (1) one-eighth of one percent of the number of shares of Common Stock outstanding as of the end of the immediately preceding fiscal year plus (2) the cumulative number of carryforward shares from all prior fiscal years not previously used to make awards and grants. (As of December 31, 1997, these carryforward shares include 66,878 shares not used under the Stock Plan.)

 Award of Shares of Common Stock

  The Stock Plan, as amended and restated, will award to each director who is not then a Cyprus Amax employee 2,000 shares of Common Stock on January 4, 1999, and will continue automatically to award to each such director 2,000 shares of Common Stock on the first business day of each January thereafter. This award replaces the current annual retainer of $25,000 and the current annual award of 500 shares of Common Stock under the Stock Plan. A stock certificate representing the award will be issued by Cyprus Amax and delivered to the director as soon as administratively practicable following the award date.

 Grant of Stock Options

  The Stock Plan will continue to grant to each director who is not then an employee of Cyprus Amax an option to purchase 2,000 shares of Common Stock at an exercise price equal to 100 percent of the fair market value of Common Stock on the date of the grant. On March 13, 1998, the closing price of Common Stock on the New York Stock Exchange was $17.1875 per share. Under the amended and restated Stock Plan, the grant date will be the first business day of each January, beginning on January 4, 1999.

  Under the amended and restated Stock Plan, the first 50 percent of each option granted on and after January 4, 1999, will be exercisable on the first anniversary of the date of the grant; provided, however, that the director is a member of the Board on such date; and 100 percent of each such option will be exercisable on the second anniversary of the date of the grant; provided, however, that the director is a member of the Board on such date. Grants of options will be fully and immediately exercisable if the director dies while an active member of the Board or if a director ceases to be a member of the Board on account of a change of control, as defined in the Stock Plan. The Board can accelerate the vesting of options in the case of a director's retirement or disability. Under the Stock Plan, as amended and restated, unexercised options will expire ten years after the date of the grant. In the event a director ceases to be a member of the Board because of a change of control, or upon a director's retirement, disability, or death, the Stock Plan, as amended and restated, provides that the option will remain exercisable for five years following such event, but in no event to exceed the expiration date of the option.

  The Stock Plan also has been amended to permit a director to elect, subject to rules and procedures established by the plan administrator, irrevocably to transfer options to certain family members or to one or more trusts established for the benefit of such family members.

 Award of Shares of Restricted Stock

  Under the Stock Plan, as amended and restated, an individual who is elected or appointed to be a director for the first time on or after April 1, 1998, will receive a one-time award of 12,500 shares of restricted stock. This one-time award is designed to attract individuals who are not presently members of the Board but who are highly qualified candidates and to reward them upon their successful nomination to the Board.

  The award will be made as of the effective date of such individual's initial election or appointment to the Board. The restrictions will lapse in 20 percent increments over a five-year period beginning on the date the individual initially is elected or appointed to the Board.

  If the director terminates from the Board because of death, disability, or retirement, or if there is a change of control, as defined in the Stock Plan, the restrictions will fully and immediately lapse. If the director terminates from the Board for any other reason, the director will forfeit the portion of the award for which restrictions have not lapsed.

  The director will be entitled to receive any dividends attributable to the shares of restricted stock and to vote the shares of restricted stock.

 Amendment of Stock Plan

  The Stock Plan has no stated expiration date, but may be suspended or discontinued by the Board at any time. Under the Stock Plan, as amended and restated, the Board may amend from time to time the Stock Plan and the terms of any outstanding grant or award, or any of them.

 Benefits of Stock Plan

  The following table sets forth the aggregate number of shares of Common Stock and options to purchase shares of Common Stock that will be awarded to the 11 current non-employee directors under the Stock Plan as of January 1, 1999 (assuming the Stock Plan, as amended and restated, is approved by shareholders):

                                           SHARES UNDERLYING     AWARDS OF
NAME AND POSITION            SHARE AWARDS    OPTION GRANTS   RESTRICTED SHARES
-----------------            ------------- ----------------- -----------------
Non-Employee Directors as a
 Group...................... 22,000 Shares   22,000 Shares         (None)

 Tax Aspects of Stock Plan

  The following is a summary of the federal income tax aspects of the Stock Plan, as amended and restated, and contains no information with respect to state or local taxes that also may be applicable to the Stock Plan.

  Awards of Shares. A participant in the Stock Plan who is awarded shares of Common Stock thereunder will recognize taxable income when the participant receives an award of shares. Because each participant under the Stock Plan is subject to Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), the date for recognizing and measuring taxable income potentially may be deferred for up to 6 months after the date of the award (unless the participant makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (the "Code"), within 30 days after the award). The fair market value of the shares of Common Stock generally is deductible by the Company.

  Grants of Options. The options granted under the Stock Plan are non-qualified stock options ("NQSOs") that do not qualify for special tax treatment under Section 422 of the Code. A participant who is granted an NQSO recognizes no taxable income at the time of the grant. Instead, upon the exercise of the NQSO, the difference between the fair market value of the shares on the date of exercise and the exercise price of the NQSO is taxable as ordinary income to the participant and is generally deductible by the Company. The participant's tax basis in the shares of Common Stock received generally will be the fair market value of the shares on the date of exercise. Because each participant is subject to Section 16(b) of the Exchange Act, the date for recognizing and measuring taxable income potentially may be deferred for up to 6 months after the date of the exercise (unless the participant makes an election under Section 83(b) of the Code within 30 days after the exercise).

  Upon the disposition of shares acquired pursuant to exercise of an NQSO, the participant will recognize a capital gain or loss in an amount equal to the difference between the selling price and the participant's adjusted basis in such shares. There are no tax consequences to the Company as a result of the participant's disposition of shares of Common Stock acquired upon the exercise of an NQSO.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE STOCK PLAN FOR NON-EMPLOYEE DIRECTORS, AS AMENDED AND RESTATED.

APPROVAL OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS

  The Board of Directors, pursuant to the recommendation of the Audit Committee of the Board (the "Audit Committee"), unanimously recommends the appointment of Price Waterhouse LLP to serve as independent accountants for Cyprus Amax for the 1998 fiscal year. Price Waterhouse LLP has served as Cyprus Amax's independent accountants since 1985. Representatives of Price Waterhouse LLP will attend the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to appropriate comments.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF PRICE WATERHOUSE LLP TO SERVE AS INDEPENDENT ACCOUNTANTS FOR CYPRUS AMAX FOR THE 1998 FISCAL YEAR.


SHAREHOLDER PROPOSAL RELATING TO THE CREATION OF AN INDEPENDENT NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

  The New York City Employees' Retirement System, which owns 214,566 shares of Common Stock, has informed Cyprus Amax that it intends to propose the following resolution at the 1998 Annual Meeting of Shareholders. The address of the New York City Employees' Retirement System will be furnished upon request. The proposal and supporting statement, for which the Board of Directors and Cyprus Amax accept no responsibility, are set forth below.

 The Shareholder Proposal

  WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

  WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

  WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

  WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

  WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete,

  NOW THEREFORE, BE IT RESOLVED THAT: the shareholders request the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The Committee shall be composed solely of independent directors. For these purposes, an independent director is one who:
(1) has not been employed by the company or an affiliate in an executive capacity within the last five years; (2) is not a member of a company that is one of this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) is not remunerated by the company for personal services (consisting of legal, accounting, investment banking, and management consulting services (whether or not as an employee) for a corporation, division, or similar organization that actually provides the personal services, nor an entity from which the company derives more than 50 percent of its gross revenues); (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; and (7) is not part of an interlocking directorate in which the CEO or other executive officers of the corporation serves on the board of another corporation that employs the director.

 The Shareholders' Statement of Support

  As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

  We urge you to vote FOR this proposal.

 Board of Directors Comments

  The Nominating Committee consists of six members, four of whom (including the committee chairman) meet all seven tests for independence proposed by the shareholder resolution, and one of whom meets tests two through seven. The sixth member is the Chairman and Chief Executive Officer of Cyprus Amax. The Nominating Committee and the Board have discussed the proposed shareholder resolution and have concluded that the Nominating Committee is, in every practical sense, an independent committee. The absence of the Chairman and Chief Executive Officer as a member would diminish the meaningful contribution he gives with respect to the requisite experience and qualifications of candidates for filling vacancies or additions to the Board of Directors. The independence of the Nominating Committee should be apparent in that the Board consists of 11 non-employee directors, representing diverse backgrounds and strengths, and the Chairman and Chief Executive Officer. This diversity has been achieved by the independent actions of the current Nominating Committee.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based upon its review of reports furnished to it pursuant to Section 16(a) of the Exchange Act, and upon written representations, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors, and ten percent beneficial owners were complied with during the fiscal year ended December 31, 1997, except that Robin J. Hickson, Vice President, Engineering and Development of the Company, inadvertently failed to report on a timely basis three transactions in 1995 and four transactions in 1996 involving the acquisition of Common Stock in an automatic broker dividend reinvestment program. Mr. Hickson subsequently filed an amended 1995 Form 5 and an amended 1996 Form 5 to report the aforementioned transactions.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows, as of March 13, 1998, the beneficial ownership of Common Stock held by each director, the Chief Executive Officer, the next four highest compensated officers (other than the Chief Executive Officer) of Cyprus Amax (the "Named Executives"), and all directors and executive officers as a group. Unless otherwise specified, the directors and executive officers have sole voting and investment power with respect to these securities. Cyprus Amax currently has $4.00 Series A Convertible Preferred Stock issued and outstanding, none of which is beneficially owned by directors or executive officers.

                                                         NUMBER OF    PERCENT
   NAME OF BENEFICIAL OWNER                                SHARES     OF CLASS
   ------------------------                              ----------   --------
   Milton H. Ward....................................... 1,246,609      1.3%
   Linda G. Alvarado....................................     5,315        *
   George S. Ansell.....................................     4,375**      *
   Allen Born...........................................    23,648        *
   William C. Bousquette................................     8,910        *
   Thomas V. Falkie.....................................     8,230        *
   Ann Maynard Gray.....................................     5,440        *
   Rockwell A. Schnabel.................................    22,116        *
   Theodore M. Solso....................................     8,979        *
   John Hoyt Stookey....................................     4,653        *
   James A. Todd, Jr....................................    11,967        *
   Billie B. Turner.....................................     5,000        *
   Gerald J. Malys......................................   278,129**      *
   Jeffrey G. Clevenger.................................   201,101**      *
   Garold R. Spindler...................................   113,588        *
   Philip C. Wolf.......................................   194,128        *
   All directors and executive officers as a group (20
    persons)............................................ 2,499,221      2.7%

--------
*  Amount of class is less than one percent.
** Dr. Ansell shares voting power with respect to 375 shares; Mr. Clevenger shares voting power with respect to 15,986 shares; and Mr. Malys shares voting power with respect to 20,000 shares.

  The shares shown include shares which certain persons have the rights to acquire within 60 days through the exercise of stock options issued under the Stock Plan. These shares include 1,000 shares for each of Mses. Alvarado and Gray, Drs. Ansell and Falkie, and Messrs. Born, Bousquette, Schnabel, Solso, Stookey, Todd, and Turner. The shares shown also include shares which certain persons have the rights to acquire within 60 days through the exercise of stock options issued under the Management Incentive Program of Cyprus Amax (the "Management Incentive Program"). These shares include 814,588 for Mr. Ward; 180,176 for Mr. Malys; 110,900 for Mr. Clevenger; 74,650 for Mr. Spindler; 139,006 for Mr. Wolf. The stock options exercisable under both plans total 1,542,316 for all directors and executive officers as a group. The shares shown also include shares of restricted stock. These shares include 250,000 for Mr. Ward, 70,975 for Mr. Malys, 61,710 for Mr. Clevenger, 34,650 for Mr. Spindler, 45,235 for Mr. Wolf, and 563,380 for all directors and executive officers as a group. The holders of restricted shares have the power to vote these shares and receive dividends but do not have investment power with respect to these shares until they vest. Also included are the shares of phantom stock credited under the Deferred Compensation Plan for Non-Employee Directors of Cyprus Amax (the "Deferred Compensation Plan") (see page 12) and the employee savings plan (2,301 for Mr. Ward, 3,034 for Mr. Clevenger, 5,144 for Mr. Malys, 538 for Mr. Spindler, 9,887 for Mr. Wolf, and 29,007 for all executive officers as a group).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table shows, as of March 13, 1998, Common Stock held by the only person(s) known to Cyprus Amax to have beneficial ownership of more than five percent of its Common Stock:

                                                       NUMBER OF    PERCENT
      NAME AND ADDRESS OF BENEFICIAL OWNER              SHARES      OF CLASS
      ------------------------------------             ---------    --------
   T. Rowe Price Trust Company as Trustee of the
   Company employee savings plan
   10090 Red Run Boulevard
   Owings Mills, MD 21117............................. 5,561,624(1)    5.9%
   T. Rowe Price Trust Company and T. Rowe Price
   Associates, Inc., for other funds and individual
   accounts
   10090 Red Run Boulevard                                            Less
   Owings Mills, MD 21117.............................    64,314    than 1%
   Trimark Investment Management Inc., as Manager and
   Trustee of certain mutual funds and individual
   accounts
   One First Canadian Place, Suite 5600
   P.O. Box 487
   Toronto ON M5X 1E5, Canada......................... 9,310,500(2)    9.9%

--------
(1) As to all of these shares, the Trustee has shared voting power and shared investment power. In light of rights given to the participants under the employee savings plan, the participants may be beneficial owners of some or all of the 3,283,724 shares (3.5 percent of the class) held by the Trustee that have been allocated to the participants' accounts.
(2) Trimark Financial Corporation, owner of 100 percent of the voting equity securities of Trimark Investment Management Inc., may be deemed to be a beneficial owner of the shares.

DIRECTOR COMPENSATION

  Directors who are not employees of Cyprus Amax receive an annual retainer of $25,000, a $1,000 fee for attendance at Board meetings, and a $1,000 fee for attendance at committee meetings and at other meetings at which their attendance is requested by Cyprus Amax. In addition, for meetings at which such person chairs, the chairman of the Nominating Committee receives an additional $250, the chairman of the Employee Funds Investment Committee of the Board (the "Employee Funds Investment Committee") receives an additional $500, and the chairmen of the Audit Committee and the Compensation and Benefits Committee of the Board (the "Compensation Committee") each receive an additional $5,000 per year or $500 per meeting, whichever is greater. All directors are reimbursed for expenses incurred in attending Board and committee meetings.

  Subject to shareholder approval of the Stock Plan, as amended and restated (see page 5), non-employee directors will not receive their annual retainer in cash, but instead will receive such annual retainer in the form of an award of 1,500 shares of Common Stock. This change will be effective beginning on January 1, 1999.

  The Company sponsors the Deferred Compensation Plan under which any director who is not an employee of the Company may elect to defer all or a portion of his or her director fees and related compensation. Subject to shareholder approval of the Stock Plan, as amended and restated (see page 5), the Board has amended the Deferred Compensation Plan as of January 1, 1999, to permit a director to also defer compensation that is paid in shares of Common Stock. Amounts deferred under the Deferred Compensation Plan are credited to a participant's account, as well as hypothetical earnings. At the election of the participant, earnings will be based on a right to receive shares of Common Stock at the closing market price on the New York Stock Exchange as of the date such participant would have received such compensation had a deferral election not then been in effect ("phantom stock"), or a right to receive the cash value of an investment of a participant's deferred compensation into a specific investment fund. Compensation paid in shares of Common Stock is credited solely with hypothetical earnings based on phantom stock.

  A distribution will be made to a participant upon termination of his or her directorship or, if he or she so elects, any January 1 occurring thereafter. Such distribution will consist of (1) the number of whole shares credited to his or her account on the date of such distribution and a cash payment for any fractional shares or (2) cash. Of the 11 non-employee directors, Linda G. Alvarado, Allen Born, William C. Bousquette, Thomas V. Falkie, Ann Maynard Gray, Theodore M. Solso, John Hoyt Stookey, and James A. Todd, Jr. have elected to participate in the Deferred Compensation Plan. The total Cyprus Amax shares credited as phantom stock to each participant's account as of March 13, 1998, is as follows: 0 for Ms. Alvarado, 0 for Mr. Born, 4,910 for Mr. Bousquette, 730 for Dr. Falkie, 2,290 for Ms. Gray, 5,479 for Mr. Solso, 1,153 for Mr. Stookey, and 6,467 for Mr. Todd. A former participant in the plan, Mr. Schnabel, has 5,116 shares credited as phantom stock to his account.

  On July 1 of each year, each director who is not on that date an employee of Cyprus Amax is granted 500 shares of Common Stock and is granted options to purchase 2,000 shares of Common Stock pursuant to the terms of the Stock Plan. All grants are made at not less than 100 percent of the fair market value of a share of Common Stock on the date of the grant. Each stock option granted expires no later than ten years and one day after the date the stock option is granted. Before the stock option becomes vested and exercisable, a director may be required to complete a period of service as a member of the Board following the date of the grant. As of March 13, 1998, a total of 31,500 shares and 46,000 stock options had been granted to the 11 current directors under the Stock Plan. As indicated on page 5, subject to shareholder approval, the Board has amended and restated the Stock Plan to reflect the changes in how directors will be compensated.

  In 1995, the Board of Directors adopted a policy regarding stock ownership requirements of its directors. The policy requires each director to own Common Stock with an aggregate value equal to three times his or her annual retainer fee. The directors have five years to meet their stock ownership requirements. If the shareholders approve the Stock Plan, as amended and restated (see page
5), then directors will be compensated primarily in shares of Common Stock beginning January 1, 1999. Accordingly, the Board will revise this policy so that each director shall be required to own, and to continue to own while a member of the Board, at least 6,000 shares of Common Stock by the later of January 1, 2004, or the fifth anniversary of the date such director became a member of the Board.

  In February 1991, the Board of Directors adopted a retirement policy for the directors, establishing a retirement age of 70 for non-employee directors and 65 for employee directors. The policy allows for case-by-case exceptions for employee directors pursuant to the terms of the Retirement Plan for Salaried Employees of Cyprus Amax (the "Retirement Plan"). Such an exception was made for Mr. Ward by the approval of his employment contract which expires in 2000. The policy provides that no individual shall be nominated, appointed, or elected to serve as a director for any period which would commence after such individual attains retirement age, unless if at the date of any annual meeting a director has reached retirement age, and the retirement of that director would cause the total number of non-employee directors to be eight or less, then such director may continue to serve beyond such time or, if his or her term has expired, such director may be nominated and elected to serve another three-year term. Any director who reaches retirement age while serving a term as director may continue to serve until the first annual meeting following his or her attainment of retirement age.

  Effective 1990, Cyprus Amax adopted the Director Retirement Plan, which is a non-qualified retirement plan for non-employee directors who have at least five years of service on the Board. The annual benefit payable upon retirement is an amount equal to the annual retainer which the eligible director received or would have received during the calendar year in which that director ceased to serve as a director. The benefits are payable for the life of the eligible director after the later of retirement from the Board or attainment of age 65. By action dated February 11, 1998, the Board instructed the appropriate committees to assess and recommend a course of action that will lead to the termination of the Director Retirement Plan. In connection with this directive, the Compensation Committee has recommended that the Board immediately amend the Director Retirement Plan in several respects. Accordingly, subject to shareholder approval of the Stock Plan, as amended and restated (see page 5), the Board has amended and restated the Director Retirement Plan to exclude from participation thereunder any individual who is elected or appointed to the Board for the first time on or after April 1, 1998. In addition, the amended and restated Director Retirement Plan provides that a director who is a current member of the Board will not receive an annual retirement benefit in excess of $25,000. If a director was a member of the Board on February 12, 1998, such director's surviving spouse, if any, will receive a death benefit. The Compensation Committee anticipates that it will conclude its analysis in the near future and recommend to the Board an appropriate course of action.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held six meetings in 1997.

  The Executive Committee, which met two times in 1997, has as its members Milton H. Ward (Chairman), Linda G. Alvarado, George S. Ansell, Allen Born, William C. Bousquette, James A. Todd, Jr., and Billie B. Turner. The committee has and may exercise all of the powers of the Board when the Board is not in session but may not take any action that legally may be taken only by the Board. The committee also functions as a Growth and Strategic Planning Subcommittee to review the strategic direction of the Company.

  The Audit Committee, which met three times in 1997, has as its members William C. Bousquette (Chairman), Linda G. Alvarado, George S. Ansell, Ann Maynard Gray, Rockwell A. Schnabel, Theodore M. Solso, and John Hoyt Stookey, none of whom is an officer or employee of Cyprus Amax. The committee reviews audit examinations and annual financial reports and statements, as well as internal controls and results of internal auditing activities. It reviews in advance the engagement or discharge of independent accountants, the scope of their work, and the fees for all services provided.

  The Compensation Committee, which met three times in 1997, has as its members Billie B. Turner (Chairman), George S. Ansell, Thomas V. Falkie, Ann Maynard Gray, Theodore M. Solso, and James A. Todd, Jr. The committee oversees benefit plans and annual performance and merit increase budgets. The committee also administers the Management Incentive Program, which includes stock option and restricted stock provisions, and the Key Executive Long-Term Incentive Plan, and approves bonus pools and officer bonuses granted pursuant to the Annual Incentive Plan.

  The Employee Funds Investment Committee, which met two times in 1997, has as its members George S. Ansell (Chairman), Linda G. Alvarado, William C. Bousquette, Thomas V. Falkie, and Billie B. Turner. The committee reviews the investment and performance of benefit plan trust funds and the selection and performance of benefit plan trust fund managers and oversees the funding arrangements and investment performances of salaried and hourly pension plans.

  The Nominating Committee, which met one time in 1997, has as its members James A. Todd, Jr. (Chairman), Allen Born, Thomas V. Falkie, Rockwell A. Schnabel, John Hoyt Stookey, and Milton H. Ward. The committee reviews and makes recommendations concerning the qualifications of individuals for election to the Board. The committee also reviews annually, the performance of Board members and determines whether to recommend for re-nomination those whose term is expiring. In addition, the Committee also reviews and approves the acceptance of directorships and trusteeships offered to senior officers of Cyprus Amax or its subsidiaries by other corporations, banks, or educational institutions.

  The Nominating Committee does not consider individuals nominated by shareholders for election to the Board. However, under the By-Laws, nominations for the election of directors may be made by any shareholder entitled to vote in the election of directors generally, but only if written notice of such shareholder's intent to make such nominations has been received by the Secretary of Cyprus Amax at 9100 East Mineral Circle, Englewood, Colorado 80112 not later than (1) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (2) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth:
(a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the number of shares of Cyprus Amax owned of record and beneficially by the shareholder; (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the consent of each nominee to serve as a director of Cyprus Amax. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

CUMULATIVE SHAREHOLDER RETURN

  The graph below shows a five-year comparison of cumulative total shareholder returns for Common Stock, the S&P 500 Index, and the Company's peer index. The peer index includes Asarco Incorporated; Arch Coal, Inc.; Cleveland-Cliffs Inc.; Cominco Ltd.; Echo Bay Mines Ltd.; Freeport-McMoRan Copper & Gold Inc.; Inco Limited; Noranda Inc.; Phelps Dodge Corporation; and Zeigler Coal Holding Company. The returns of the companies in the peer index are weighted based on their stock market capitalization as of the beginning of the period. Cumulative total shareholder return (on an assumed initial investment of $100 as of December 31, 1992), as determined at the end of each year, reflects the change in stock price, assuming the reinvestment of dividends.

                  Comparison of Five-Year Cumulative Returns

                           [LINE GRAPH APPEARS HERE]

    Date            Cyprus Amax        Peer Index        S&P 500
    ----            -----------        ----------        -------
    1992               100                100              100
    1993                84.6              132.1            109.9
    1994                88.1              135.7            111.3
    1995                90.5              150.5            153.1
    1996                83.9              157.1            188.5
    1997                56.7              119.8            251.2



COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is comprised of six directors who are not employees of the Company. The Compensation Committee is responsible for determining annually the compensation (including awards under compensation plans) to be paid to the Chief Executive Officer and other executive officers, including the Named Executives listed in the Summary Compensation Table on page 20. The following report reflects the compensation philosophy and pay determinations made by the Compensation Committee for 1997.

 Preamble

  When Milton H. Ward was elected Chairman, President, and Chief Executive Officer of the Company in 1992, the Company was a high cost, limited reserve domestic copper producer with low grade mines, a small coal producer, and held interests in lithium and iron ore. Management recognized that the 1992 position of being a high cost limited reserve company would make the Company extremely vulnerable to low copper prices in the bottom of the cycle and that the Company might not survive a significant copper price decline. The strategic plan developed by the new management team was for the Company to become a major international copper producer, to become a major coal producer, and to grow its asset base through acquisitions and new mine development.

  The Company today is one of the largest mining companies headquartered in the U.S., a low cost international metals company, the second largest coal company in the United States, and the world's largest primary molybdenum producer with a management team prepared to lead the Company into the 21st century. To achieve this growth, the Company has had to increase its leverage which has affected share price.

  Notwithstanding its current stock value, the Company has met restructuring and growth goals, and is now devoting its attention to reducing debt and rebuilding its balance sheet. In order to recognize the accomplishments of the management team and to retain outstanding staff, the Compensation Committee presents the following report.

 Overview

  The Company's executive compensation program was adopted by the Compensation Committee in 1996. The executive compensation program consists of annual awards for compensation and long-term incentive compensation plans. The program's overall objectives are to attract and retain the best executive talent, to focus executive behavior on achieving the Company's annual and long-term business objectives, to link executive and shareholder interest through equity-based plans, and to provide a compensation package that rewards financial and individual performance.

  The Company has retained a compensation consultant to review annually and advise the Compensation Committee on the Company's executive compensation program. The consultant's review provides an ongoing evaluation of the link between the Company's performance and its executive compensation program as compared to the performance and executive compensation programs of other companies that compete with the Company for executive talent. These competitors include some of the same companies represented in the Cumulative Shareholder Return graph on page 15, as well as other companies similar in size to the Company.

  For 1997, the Company's compensation strategy for the key executive group, other than the Chief Executive Officer, provided total compensation (including salary, bonus, stock options, and performance-based restricted stock with deferred cash incentive awards) that was targeted between the 50th percentile and the 75th percentile of the compensation packages of comparable companies. These targets were designed to provide meaningful rewards for superior performance.

  In assessing the performance of the Chief Executive Officer and determining his 1997 compensation, as well as reviewing and approving the Chief Executive Officer's recommendations for the 1997 performance of other senior management, the Compensation Committee considered: (1) the individual performance of the Chief Executive Officer and other senior management; (2) the level of responsibility and contribution of those individuals to the Company's performance; (3) the Company's performance based on both annual and long-term business goals and strategies; and (4) the need to attract and retain key personnel by providing total compensation opportunities that are competitive. The Compensation Committee determines the appropriate compensation package for each senior executive in light of the foregoing considerations, not based on a rigid formula or specific weightings.

 Annual Compensation (Base Salaries and Bonuses)

  The base salaries for senior management, excluding the Chief Executive Officer, are generally targeted to range between the median and 75th percentile of the Company's competitors. Pursuant to the Company's compensation program, the total annual cash compensation paid to senior management, excluding the Chief Executive Officer, is targeted in the upper quartile of the Company's competitors and thus combines current above average bonus opportunities with fully competitive base salaries.

  Under the Annual Incentive Plan, the bonus awards made to the Named Executives and other senior management as a group are granted by the Compensation Committee from an incentive pool that is determined annually. The incentive bonus pool equals 1.5 percent of Income Before Income Taxes and Minority Interest (reflected in the Company's Consolidated Statement of Operations in its Annual Report), as adjusted for special items. The Compensation Committee reviews the Company's objectives and the executives' objectives, which are presented by the Chief Executive Officer, at the beginning of the year. At the end of the year, the Compensation Committee grants awards to the executives based on Company, business unit, and individual performance compared to established objectives, as well as recommendations of the Chief Executive Officer. For the Named Executives, the awards are limited to a fixed share of the pool and may be reduced but not increased at the discretion of the Compensation Committee. For 1997 performance payout consideration, the Compensation Committee utilized a portion of the earned bonus pool funds from previous years that were not paid out when metals prices were higher.

 Long-Term Incentive Compensation

  The Company's Long-Term Incentive Program provides incentives to the Company's executive officers and key employees through a combination of stock options, restricted stock, and performance-based restricted stock. The Long-Term Incentive Program has two components: (1) stock options and restricted stock, which are awarded under the Management Incentive Program, and (2) restricted stock and deferred cash incentive awards, which are awarded under the Key Executive Long-Term Incentive Plan.

  1. Management Incentive Program: Grants of stock options and restricted stock under the Management Incentive Program are designed to link the interests of key employees (204 in 1997) with those of the shareholders. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and vest at such time as determined by the Compensation Committee when the grant is made. Grants of stock options promote the creation of shareholder value since no benefit is realized unless stock price appreciation occurs.

  2. Key Executive Long-Term Incentive Plan: The Key Executive Long-Term Incentive Plan provides for awards of restricted stock. The restriction period is ten years from the date following the grant, but restrictions may lapse on an accelerated basis at the end of the third, fourth, fifth, or sixth calendar years if total shareholder return exceeds the median performance of certain peer mining companies. In this event, executives also will receive a deferred cash incentive award equal to the value of the shares for which restrictions have lapsed and such shares are valued at the stock price on the day the stock was awarded multiplied by the applicable tax rate in effect when the shares vested.

  In 1997, the Compensation Committee awarded stock options and performance-based restricted stock to individuals based on an assessment of the competitive market data and the pay strategy adopted in 1996, and recommendations of the Chief Executive Officer, as well as the Compensation Committee's assessment of individual and, if applicable, business unit performance.

 Stock Ownership Requirements

  In 1995, Cyprus Amax adopted a policy that requires specific levels of stock ownership by its Named Executives and other senior management. The policy requires the Company's Chief Executive Officer to own Common Stock with a value equal to five times his annual base salary and requires the other Named Executives to own Common Stock with a value equal to three times their respective base salaries. The required stock ownership levels must be achieved within five years.

 Compensation of Chairman, President, and Chief Executive Officer

  Under Milton H. Ward's leadership, the Company achieved several significant goals and accomplishments during 1997.

  Debt reduction of $240 million was accomplished during the year through repayment of various notes.

  Copper reached its goal of one billion pounds of production, up more than 32 percent over 1996, while reducing net cash costs by nine cents per pound. Net cash costs in 1997 were reduced to 62 cents from 71 cents per pound in 1996. In Chile, El Abra, which began production in August 1996 (six months ahead of schedule), is now producing at an annual rate of 500 million pounds per year at a low cash cost. In the fourth quarter, El Abra successfully concluded its 90-day loan completion test. Then, refinancing of the El Abra project loan during 1997 resulted in initial annual savings to the property of approximately $15 million. Cerro Verde, in Peru, continued to produce above expectations. Overall, the average cash cost in South America was 48 cents per pound. Copper production increased by six percent for the Company's domestic operations.

  In 1997, Coal achieved record productivity and contributed more than $220 million in cash margin including contracts which were sold or assigned resulting in payments that captured the full value of the contracts. Properties that no longer met the Company's objectives were closed, sold, or prepared for sale. The coal company formed a series of alliances with electric utilities in 1997 in order to lower costs, minimize risk, and gain a competitive advantage through innovative marketing.

  Amax Gold Inc. reached its goal to triple production. In 1997, it produced 730,000 ounces with cash costs averaging $198 per ounce, led by the Ft. Knox mine in Alaska and the Kubaka mine in Russia.

  Under Mr. Ward's direction, significant, successful emphasis was placed on reducing operating costs and improving productivity. This initiative involved every employee in the Company through a continuous improvement program, Quest
21. Substantial progress was made during the year in improving operations and lowering maintenance expenditures and other costs.

  A substantial portion of Mr. Ward's compensation is determined pursuant to the terms of his 1996 employment contract with the Company. For a description of Mr. Ward's employment contracts, see "Employment Contracts." The Compensation Committee reviewed the Company's performance for 1997 and Mr. Ward's role in attaining the achievements noted above, as well as the other criteria described in the overview section, and determined that the compensation awarded to him was appropriate.

 Employee Remuneration in Excess of $1 Million

  Under Section 162(m) of the Code, federal income tax deductions taken by publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. Under Section 162(m) of the Code, the deduction limit does not apply to payments which qualify as "performance based." To qualify as "performance based," compensation payments must be made from a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the committee must certify that the performance goals were achieved before payments can be awarded. In order to qualify future payments under the Annual Incentive Plan as "performance based," the Company obtained shareholder approval of the Annual Incentive Plan in May 1996.

  The Compensation Committee generally intends to administer the Company's compensation programs so that the total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based compensation" or which are exempt for other reasons. In 1997, the Company paid Mr. Ward total compensation in excess of $1 million in recognition of the Company's outstanding performance under his leadership. If the objectives of its executive compensation program so require, the Company may pay compensation in excess of $1 million to its executives, which excess would not be deductible.

                                     Billie B. Turner, Chairman
                                     George S. Ansell
                                     Thomas V. Falkie
                                     Ann Maynard Gray
                                     Theodore M. Solso
                                     James A. Todd, Jr.

EXECUTIVE COMPENSATION

  The following tables set forth information for the years indicated concerning the compensation of the Chairman, President, and Chief Executive Officer and each of the four other executives as of year-end 1997 who were the most highly compensated during 1997.

                          SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                        ANNUAL COMPENSATION              COMPENSATION AWARDS
                               --------------------------------------- ------------------------
                                                                        RESTRICTED  SECURITIES
        NAME AND                                        OTHER ANNUAL      STOCK     UNDERLYING       ALL OTHER
   PRINCIPAL POSITION     YEAR SALARY ($)   BONUS ($) COMPENSATION ($) AWARD ($)(1) OPTIONS (#) COMPENSATION ($)(2)
   ------------------     ---- ----------   --------- ---------------- ------------ ----------- -------------------
Milton H. Ward            1997  840,410(3)  1,300,000      21,232(6)    1,168,750      100,000         3,828
Chairman, President, and  1996  708,000(4)  1,200,000       2,312(6)    1,321,875    1,150,000         3,879
Chief Executive Officer   1995  619,990(5)  1,700,000       6,438(6)    1,526,250            0         4,127
Gerald J. Malys           1997  370,000       230,000       1,355(6)      331,925       42,600         3,796
Senior Vice President
 and                      1996  340,000       200,000      29,957(6)      375,413       42,700         3,851
Chief Financial Officer   1995  310,000       355,000      20,876(6)      368,844            0         4,092
Jeffrey G. Clevenger      1997  330,000       215,000      16,006(6)      268,813       34,600         3,791
Executive                 1996  310,000       185,000         257(6)      317,250       40,000         3,848
Vice President            1995  280,000       290,000         512(6)      351,038            0         4,023
Garold R. Spindler        1997  312,000       170,000         719(6)      259,463       33,500         3,952
Executive                 1996  300,000       120,000       1,055(6)      222,075       27,900         3,842
Vice President            1995  275,000       230,000         512(6)      127,188       30,000         3,628
Philip C. Wolf            1997  275,000       165,000           0         198,688       25,400         3,809
Senior Vice President,    1996  260,000       150,000       1,854(6)      245,869       25,100         3,871
General Counsel and       1995  235,000       235,000         512(6)      241,656            0         4,129
Secretary

--------
(1) Restricted stock awards were made in January 1997. Amounts shown in the table reflect the fair market value of the stock on the date of the award. The actual value an executive may realize will depend upon the amount of the stock in respect of which restrictions lapse and the value realized, which may be greater or less than this amount. As of the end of fiscal 1997, the aggregate restricted holdings of the Named Executives was 429,407 shares with a fair market value of $6,602,133 based on the closing price of Common Stock of $15.375 per share on December 31, 1997. Such holdings include $3,637,418 (236,580 shares) for Mr. Ward; $1,065,426
    (69,296 shares) for Mr. Malys; $863,783 (56,181 shares) for Mr. Clevenger; $352,088 (22,900 shares) for Mr. Spindler; and $683,419 (44,450 shares)
    for Mr. Wolf. Restricted stock awards to Messrs. Ward, Malys, Clevenger, Spindler, and Wolf vest in three years upon achievement of certain performance-related criteria. Mr. Spindler was awarded 5,000 shares of restricted stock on January 3, 1995. Restrictions lapse for 25 percent of the shares on each anniversary of the grant for each award, subject to his continued employment with the Company. Regular dividends are paid on all restricted stock awards.
(2) The amounts shown are the employer contributions to the employee savings plan. For 1997, the maximum recognizable compensation for purposes of calculating employer contributions is $160,000 per employee based on Internal Revenue Service regulations.
(3) Does not include $309,590 reimbursed to Cyprus Amax by Amax Gold Inc. for Mr. Ward's salary and benefits for services he provided to Amax Gold Inc. during 1997.
(4) Does not include $292,000 reimbursed to Cyprus Amax by Amax Gold Inc. for Mr. Ward's salary and benefits for services he provided to Amax Gold Inc. during 1996.
(5) Does not include $280,010 reimbursed to Cyprus Amax by Amax Gold Inc. for Mr. Ward's salary and benefits for services he provided to Amax Gold Inc. during 1995.
(6) Gross up tax payment for certain benefits received by officers.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                           NUMBER OF     % OF TOTAL
                           SECURITIES     OPTIONS
                           UNDERLYING    GRANTED TO  EXERCISE OR                  GRANT DATE
                            OPTIONS     EMPLOYEES IN BASE PRICE    EXPIRATION      PRESENT
    NAME                 GRANTED (#)(1) FISCAL YEAR   ($/SHARE)       DATE       VALUE ($)(2)
    ----                 -------------- ------------ ----------- --------------- ------------
Milton H. Ward..........    100,000        14.44       23.375    January 2, 2007   525,020
Gerald J. Malys.........     42,600         6.15       23.375    January 2, 2007   223,659
Jeffrey G. Clevenger....     34,600         5.00       23.375    January 2, 2007   181,657
Garold R. Spindler......     33,500         4.84       23.375    January 2, 2007   175,882
Philip C. Wolf..........     25,400         3.67       23.375    January 2, 2007   133,355

--------
(1) The exercise price for each grant is equal to 100 percent of the fair market value of Common Stock on the grant date. The stock options expire ten years after the grant date.
(2) In accordance with Securities and Exchange Commission rules, the Company has chosen the Black-Scholes option pricing model to estimate the grant date present value of the stock options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing stock options. All stock option models, including the Black-Scholes model, require a prediction about the future movement of the market price of Common Stock. The following assumptions were made for purposes of calculating the Grant Date Present Value: A stock option term of ten years, volatility at .30 percent, dividend yield at 3.42 percent, and interest rate at 6.19 percent. The real value of the stock options in this table depends upon the actual performance of Common Stock during the applicable period.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED     IN-THE-MONEY
                                                               OPTIONS AT            OPTIONS AT
                                                          FISCAL YEAR-END (#)   FISCAL YEAR-END ($)
                                                         ---------------------- --------------------
                         SHARES ACQUIRED ON    VALUE          EXERCISABLE/          EXERCISABLE/
    NAME                    EXERCISE (#)    REALIZED ($)     UNEXERCISABLE       UNEXERCISABLE (1)
    ----                 ------------------ ------------ ---------------------- --------------------
Milton H. Ward..........          0               0       689,588 / 1,175,000          0 / 0
Gerald J. Malys.........          0               0       137,526 /    63,950          0 / 0
Jeffrey G. Clevenger....          0               0        73,600 /    54,600          0 / 0
Garold R. Spindler......          0               0        43,950 /    47,450          0 / 0
Philip C. Wolf..........          0               0       113,756 /    37,950          0 / 0

--------
(1) Amounts shown in this column represent the fair market value (average of the high and low) of the underlying Common Stock at year end minus the exercise price. The actual value, if any, an executive may realize upon exercise will depend upon the amount by which the market price of Common Stock exceeds the exercise price when the stock options are exercised. The actual value, therefore, may be greater or less than the value shown in the table.

  Employment Contracts. Cyprus Amax entered into an employment contract with Milton H. Ward effective as of January 1, 1996. The contract, which will expire on December 31, 2000, establishes a base salary and provides for a target cash bonus with actual payment determined by the Board. The bonus payment is subject to the limitation of the Annual Incentive Plan. The contract also provides that Mr. Ward is eligible to participate in employee benefit programs as well as supplemental retirement benefits and stock plans. The contract primarily serves to reward Mr. Ward for accomplishments already attained and to encourage him to continue to implement strategies that enable the ongoing success of the Company. As such, the contract has been designed to connect Mr. Ward's future financial rewards with shareholder value creation. Mr. Ward agreed to fulfill his assigned duties and to avoid activities adverse to Cyprus Amax's interests both during and after the contract term. Cyprus Amax retains the right to terminate the employment agreement upon 30 days' notice. If employment is terminated other than due to breach of covenant (or retirement or resignation in certain circumstances), Mr. Ward would be entitled to a lump sum payment equal to his salary and bonus for the remainder of the contract period plus the actuarial equivalent of supplemental retirement benefits and welfare benefits for retirees. If permitted by applicable laws and plan provisions, Mr. Ward could be entitled to receive the value of any previously awarded restricted shares and a three-year period to exercise previously granted stock options.

  In November 1993, Cyprus Amax entered into agreements (the "Agreements") with Gerald J. Malys, Jeffrey G. Clevenger, Philip C. Wolf, and one other executive officer. Pursuant to the Agreements, each executive was granted stock options and restricted stock with a fair market value equal to the severance and other benefits they would have received under their prior employment arrangements in the event of a termination of employment. The restricted stock and stock options were fully vested as of January 2, 1998.

  Cyprus Amax also entered into change of control employment agreements with Milton H. Ward, Gerald J. Malys, Jeffrey G. Clevenger, Garold R. Spindler, Philip C. Wolf and one other executive officer (the "Employment Agreements"). The Employment Agreements become effective upon a Change of Control (as defined therein). If the executive is terminated other than for Cause or if the executive terminates employment under enumerated circumstances which constitute Good Reason (as such terms are defined in the Employment Agreements) or for any reason during the 30-day period following the first anniversary of the Change of Control, the executive will become entitled to a specific severance payment equal to three times the executive's yearly salary and bonus. The executives will also receive an additional payment to make them whole for any excise tax imposed by Section 4999 of the Code imposed upon the foregoing payments.

  In February 1994, Cyprus Amax adopted the Executive Officer Separation Policy (the "Policy"). Gerald J. Malys, Jeffrey G. Clevenger, Garold R. Spindler, Philip C. Wolf, and four other executives ("Participants") are covered under this Policy. Separation benefits are payable to the Participants if employment is terminated in circumstances as described in the Policy. The separation benefits payable to Participants shall be equal to one year of each Participant's base salary plus each Participant's target annual bonus. The Participants also shall be eligible for a pro rata bonus for the year of termination at the discretion of the Compensation Committee. The Participants shall be entitled to outplacement services provided by a firm of each Participant's choice at a cost to Cyprus Amax of up to 15 percent of the Participant's then current base salary plus annual bonus. Commencing upon termination, the Participants also shall be entitled to receive medical benefits (excluding dental) and life insurance for one year following the termination of their employment. The Policy provides that anyone who is a participant in another agreement or arrangement which, upon termination, will provide benefits similar to those under the Policy, shall not be entitled to those benefits under the Policy.

RETIREMENT PLANS

  The Retirement Plan covers executives and most other salaried employees. The amount of annuity an employee will receive upon retirement on a single-life basis is determined under the formula set forth below. Upon retirement, a married employee receives a reduced annuity payment that continues after death to cover the surviving spouse, unless the employee and the spouse elect one of the alternate options of equivalent actuarial value.

  If an employee retires on the normal retirement date (generally, the later of age 65 or the fifth anniversary of the date participation commenced), the annual benefit payable from the Retirement Plan will be the sum of: (1) 1.7 percent of average annual earnings (base salary plus bonus) received by the employee for service during each year after 1997, plus (2) 1.7 percent of the employee's average annual earnings from 1993 through 1997 multiplied by the employee's number of pre-1998 years of service recognized by Cyprus Amax for retirement plan benefit accrual purposes, less (3) 1.1 percent of the Social Security offset multiplied by the total years of service as of December 31, 1997, and certain other offsets, not to exceed 35 years recognized for Cyprus Amax plan purposes.

  The estimated annual benefits payable to the Named Executives upon retirement at normal retirement age are $202,004 for Milton H. Ward; $229,698 for Gerald J. Malys; $195,751 for Jeffrey G. Clevenger; $142,389 for Garold R. Spindler; and $218,080 for Philip C. Wolf. The foregoing estimates are based on actual covered pay for 1993 through 1997 and 1997 base salary and bonus for years after 1997. The estimates do not reflect the impact of future salary increases.

  The five-year period 1993 through 1997 currently used in the benefit formula described above may be rolled forward by the Board of Directors. The table below provides information on retirement benefits (subject to reduction by a percentage of Social Security benefits), assuming that the formula is applied to average annual remuneration during the five years prior to retirement:

                              PENSION PLAN TABLE

                                   YEARS OF BENEFIT SERVICE
             --------------------------------------------------------------------
  ASSUMED
 FIVE-YEAR
  AVERAGE
   ANNUAL
  EARNINGS   5 YEARS  10 YEARS 15 YEARS 20 YEARS  25 YEARS   30 YEARS   35 YEARS
 ----------  -------- -------- -------- -------- ---------- ---------- ----------
 $  375,000  $ 31,875 $ 63,750 $ 95,625 $127,500 $  159,375 $  191,250 $  223,125
    475,000    40,375   80,750  121,125  161,500    201,875    242,250    282,625
    575,000    48,875   97,750  146,625  195,500    244,375    293,250    342,125
    775,000    65,875  131,750  197,625  263,500    329,375    395,250    461,125
    975,000    82,875  165,750  248,625  331,500    414,375    497,250    580,125
  1,175,000    99,875  199,750  299,625  399,500    499,375    599,250    699,125
  1,675,000   142,375  284,750  427,125  569,500    711,875    854,250    996,625
  2,175,000   184,875  369,750  554,625  739,500    924,375  1,109,250  1,294,125
  2,675,000   227,375  454,750  682,125  909,500  1,136,875  1,364,250  1,591,625

  The amounts above are payable upon retirement between ages 62 and 65. For retirement prior to age 62, the annual annuity amounts are reduced as provided in the Retirement Plan. At year-end 1997, the Named Executives had accumulated the years of benefit service stated (excluding additional years under the unfunded non-qualified plan described below): Milton H. Ward, 5 years; Gerald
J. Malys, 12 years; Jeffrey G. Clevenger, 5 years; Garold R. Spindler, 3 years; Philip C. Wolf, 17 years. The Employee Retirement Income Security Act of 1974, as amended, limits the benefits payable from any funded retirement plan that qualifies for federal income tax exemption. The estimated annual benefits payable upon retirement, including amounts set forth in the table above, which exceed such limits are payable from Cyprus Amax's unfunded nonqualified retirement plans which were adopted in 1986.

  In 1988, Cyprus Amax adopted another unfunded non-qualified retirement plan to provide additional retirement benefits for certain executives designated by the Compensation Committee. If an eligible executive continues to work until normal retirement age, he will receive additional retirement benefits that will, when combined with the retirement benefits actually available under the Retirement Plan, equal the benefits he would receive under the Retirement Plan for the lesser of 30 years of service credit or twice the service actually credited under the Retirement Plan. Under the terms of this plan, Milton H. Ward would be credited with an additional five years at retirement; Gerald J. Malys would be credited with an additional five years of service at normal retirement; and Jeffrey G. Clevenger would be credited with an additional eight years of service at normal retirement. Garold R. Spindler and Philip C. Wolf are not eligible for additional years credited at normal retirement. This plan provides for immediate vesting and distribution of accrued benefits in the event of Change of Control, as defined in this plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1997, the Compensation Committee was comprised of Billie B. Turner, George S. Ansell, Thomas V. Falkie, Ann Maynard Gray, Michael A. Morphy, Theodore M. Solso, and James A. Todd, Jr. None of these committee members is currently or has been an officer or employee of the Company or any of its subsidiaries or engaged in any reportable related party transaction with the Company.

SHAREHOLDER PROPOSAL DATE

  Shareholders may submit proposals on matters appropriate for shareholder action consistent with applicable law and the Company's By-Laws. Proposals which shareholders intend to present at the 1999 Annual Meeting of Shareholders must be received by the Secretary of Cyprus Amax by November 20, 1998 to be considered for inclusion in Cyprus Amax's proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders.

OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters properly do come before the meeting, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By order of the Board of Directors,

Philip C. Wolf
Senior Vice President, General Counsel
and Secretary

March 13, 1998

  CYPRUS AMAX'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) MAY BE OBTAINED AT NO CHARGE BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE MEETING WHO WRITES TO: CYPRUS AMAX MINERALS COMPANY, C/O CORPORATE COMMUNICATIONS CENTER INC., 2301 N. AKARD, SUITE 300, DALLAS, TEXAS 75201. EXHIBITS TO THE FORM 10-K MAY BE OBTAINED AT A COST OF TWENTY-FIVE CENTS PER PAGE BY WRITING TO: SECRETARY, CYPRUS AMAX MINERALS COMPANY, 9100 EAST MINERAL CIRCLE, ENGLEWOOD, COLORADO 80112.

                                   APPENDIX A

                                   STOCK PLAN
                                      FOR
                           NON-EMPLOYEE DIRECTORS OF
                          CYPRUS AMAX MINERALS COMPANY

                                  APPENDIX A

                                  STOCK PLAN
                                      FOR
                           NON-EMPLOYEE DIRECTORS OF
                         CYPRUS AMAX MINERALS COMPANY

SECTION 1. PURPOSE.

  The purpose of the Plan is to provide certain incentives and compensation to Eligible Directors and to encourage the highest level of director performance by providing such directors with a proprietary interest in the Company's success and progress.

SECTION 2. DEFINITIONS.

  For purposes of the Plan, the following terms shall have the following meanings:

  (a) "Administrator" means the Committee, which shall be responsible for the administration of the Plan, or its delegate, which shall be one or more individuals appointed in accordance with Section 10(a).

  (b) "Beneficiary" means a person or persons designated by a Participant to receive, subject to the terms of the Plan, in the event of the Participant's death, any unexercised Option which is vested in accordance with Section 6(b)(4) or Restricted Shares held by the Participant. A Participant may, subject to such limitations as shall be prescribed by the Administrator, designate one or more persons as primary or contingent Beneficiary and may revoke such designations. Such designation or revocation of any such designation shall be made in the form and manner prescribed from time to time by the Administrator in its sole discretion. A Beneficiary designation or revocation thereof shall not be effective until it is filed with the Company. If a Participant fails effectively to designate a Beneficiary, then the Participant's estate shall be deemed to be such Participant's Beneficiary.

  (c) "Board" means the Board of Directors of the Company.

  (d) "Change of Control" means the occurrence of any of the following events:

     (1) The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction described in Section 2(d)(3)(A), 2(d)(3)(B), or 2(d)(3)(C); or

     (2) Individuals who, as of January 1, 1996, constituted the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to January 1, 1996, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (3) Approval by the shareholders of the Company of a reorganization, merger, or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

    (4) Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition,
(i) more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition, in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and
(iii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed, or nominated by the Board.

  (e) "Change of Control Price" means the highest price per Share paid in any transaction reported on the New York Stock Exchange Composite Index or paid or offered in any bona fide transaction related to a potential or actual Change of Control of the Company at any time during the 60-day period immediately preceding the date of the actual Change of Control.

  (f) "Code" means the Internal Revenue Code of 1986, as amended, and any rules and regulations issued thereunder.

  (g) "Committee" means the Compensation and Benefits Committee of the Board.

  (h) "Common Stock" means the Common Stock, no par value per share, of the Company.

  (i) "Company" means Cyprus Amax Minerals Company.

  (j) "Director" means an individual who has been appointed to or elected by shareholders to be a member of the Board and who is serving on the Board.

  (k) "Effective Date" means the date set forth in Section 13.

  (l) "Eligible Director" means any Director who, on the date of the award of Shares, the award of Restricted Shares, or the grant of an Option, is not an officer or an employee of the Company or any of the Company's subsidiaries or affiliates and is a director of the Company.

  (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any rules and regulations issued thereunder.

  (n) "Fair Market Value" means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code, with respect to the date of determination, the average of the reported highest and lowest sale prices per Share on the New York Stock Exchange (or if the Common Stock is not then listed on the New York Stock Exchange, on such other exchange or exchanges where the Common Stock is then listed) with respect to the date of determination or, in the absence of reported sales on such date, the average of such reported highest and lowest sale prices per Share on the next preceding date on which reported Shares sales occurred. If the Common Stock is not listed on any established exchange, such Fair Market Value per Share shall be the average of the prices on the over-the-counter markets (reported on the NASDAQ System) or, if the Common Stock is not traded on the date of determination, on the next preceding date on which reported sales occurred; provided, however, that if the Administrator determines that such price is not representative of the true Fair Market Value per Share on account of the level of trading volume or otherwise, the Administrator shall determine the Fair Market Value per Share in a reasonable manner consistent with the Code and taking into account information about sale, bid and asked prices for the Common Stock in the markets where it is then traded or eligible for trading. If the Common Stock is not traded publicly on the date of determination, its Fair Market Value per Share shall be determined by the Administrator in such manner as the Administrator shall deem appropriate.

  (o) "Option" means any option to purchase shares of Common Stock that has been granted pursuant to Section 6.

  (p) "Participant" means an Eligible Director to whom Shares have been awarded, an Option has been granted, or Restricted Shares have been awarded under the Plan.

  (q) "Plan" means the Stock Plan for Non-Employee Directors of Cyprus Amax Minerals Company, as set forth herein, and as amended from time to time.

  (r) "Restricted Share" means a Share which is subject to the transfer restrictions as set forth in Section 7.

  (s) "Restriction Period" means, for any Restricted Share, the entire period when any transfer restrictions apply to such Restricted Share pursuant to
Section 7(d).

  (t) "Retirement" means the later of (1) the date a Participant attains age 65 or (2) the date the Participant terminates from the Board.

  (u) "Shares" means one or more shares of Common Stock.

SECTION 3. SHARES SUBJECT TO PLAN.

  (a) The aggregate total number of Shares, Restricted Shares, and/or Options ("Maximum Annual Grants and Awards") that may be awarded during each fiscal year of the Company ("Fiscal Year") shall be the sum of (1) 1/8th of 1% of the number of outstanding Shares (excluding treasury shares) as of the end of the immediately preceding Fiscal Year, plus (2) the cumulative number of Carryforward Shares (as defined below) from all prior Fiscal Years (including the immediately preceding Fiscal Year) which shall not yet have been subject to grants of Options, awards of Shares, and/or awards of Restricted Shares in any intervening period. The number of Carryforward Shares from all Fiscal Years ending on or before December 31, 1997, collectively was 66,878. The number of Carryforward Shares from each Fiscal Year (the "Accumulation Year") ending after December 31, 1997, shall be the amount, if any, by which (1) 1/8th of 1% of the number of outstanding Shares (excluding treasury shares) as of the end of the Fiscal Year immediately preceding the Accumulation Year exceeds (2) the sum of (A) the number of Shares for which Options were granted during the Accumulation Year, (B) the number of Shares granted during the Accumulation Year, and (C) the number of Restricted Shares granted during the Accumulation Year. Any determination of the Maximum Annual Grants and Awards for any Fiscal Year, including any determination of the number of Carryforward Shares from any prior Fiscal Year, shall take into account and be appropriately adjusted for any intervening changes in capitalization of the Company as provided in
Section 9(b).

  (b) The Shares granted under the Plan may be either authorized but unissued Shares, treasury Shares, or Shares purchased on the open market as determined from time to time by the Board.

SECTION 4. ELIGIBILITY.

  Only Eligible Directors are eligible to be awarded Shares, awarded Restricted Shares, and granted Options under the Plan.

SECTION 5. AWARDS OF SHARES.

  (a) On the first business day of each January beginning on January 4, 1999, and continuing until such time as the Plan is no longer in effect, each Eligible Director shall be awarded 2,000 Shares.

  (b) Each award of Shares shall be evidenced by a written agreement duly executed and delivered by or on behalf of the Company and the Participant if such an agreement is required by the Company to assure compliance with all applicable laws and regulations (the "Award Agreement").

SECTION 6. GRANTS OF OPTIONS.

  All Options granted under the Plan shall be non-qualified stock options, that is, options that do not qualify as incentive stock options under Section 422 of the Code.

  (a) Number of Options. On the first business day of each January, beginning on January 4, 1999, and continuing until such time as the Plan is no longer in effect, each Eligible Director shall be granted an Option of 2,000 Shares; provided, however, that an individual who ceases to be a member of the Board on or prior to such grant date shall not be entitled to receive a grant of Options for that or any subsequent Fiscal Year unless he again becomes an Eligible Director.

  (b) Terms and Conditions. Options granted under the Plan shall be subject to the terms and conditions described below and shall be subject to such additional terms and conditions not inconsistent with the terms of the Plan, as the Board or Administrator shall deem desirable and shall include in the written agreement referred to in the following sentence. Each Option shall be evidenced by and subject to the terms of a written agreement duly executed and delivered by or on behalf of the Company and the Participant, which agreement shall specify the terms and conditions applicable to the Option (the "Stock Option Agreement").

        (1) Option Price. The price per Share at which Options may be exercised shall be 100% of the Fair Market Value per Share on the date the Option is granted.
        (2) Expiration Date of the Option. The expiration date of each Option shall be ten years after the date the Option is granted.
        (3) Restrictions on Transfer.

            (A) Except as provided in Section 6(b)(3)(B), Options shall not be transferable other than by will or the laws of descent and distribution or, if the terms of the Stock Option Agreement so permit, pursuant to a qualified domestic relations order (as defined for purposes of Rule 16b-3 of the Exchange Act) and shall be exercisable during the Participant's lifetime only by the Participant or the Participant's guardian or legal representative.

        (B) Notwithstanding Section 6(b)(3)(A), a Participant may elect to irrevocably transfer some or all of the Options, if any, which have been or will be granted to him, to one or more of his spouse, children, and grandchildren, or to one or more trusts established solely for the benefit of the Participant's spouse, children, and grandchildren; provided, however, that:

            (i) the Stock Option Agreement expressly provides for such transfer and, with respect to any Option currently outstanding, the Administrator, in its sole discretion, agrees to amend or has amended the Participant's Stock Option Agreement to provide for such transfer;

            (ii) the Participant shall receive no consideration for such transfer;

            (iii) the Option, once transferred, may not again be transferred except by will or by the laws of descent and distribution; and

            (iv) such Option, once transferred, remains subject to the same terms and conditions of the Option as in effect before the transfer and the transferee complies with Section 6(b)(3)(C).

  The Administrator shall establish such rules and procedures as it, in its sole discretion, shall deem necessary or desirable to effect such transfers.

  None of the Company, a participating subsidiary, the Board, the Committee, or the Administrator shall have any obligation to provide notice to any transferee of the expiration date of any Option.

        (C) No transferred Option shall be exercisable unless and until the Company receives written notice, which must be in a form and manner satisfactory to the Administrator, in its sole discretion, from a transferee to the effect that a transfer has occurred, identifying the Options transferred, identifying the transferee and the transferee's relation to the Participant, and any other information the Administrator, in its sole discretion, shall determine to be necessary or desirable, and the transferee acknowledges that the Option is subject to the Plan and the Stock Option Agreement between the Company and the Participant and that the transferee will comply with all applicable provisions of the Plan and such Stock Option Agreement.

        (D) Any Eligible Director to whom an Option is granted hereunder may designate a Beneficiary who shall have the right to exercise the Option after the Eligible Director's death, subject to applicable provisions of the Plan and each applicable Stock Option Agreement.

  (4) Vesting.

        (A) (i) The first 50% of an Option granted on or after January 4, 1999, shall be exercisable by the Participant to whom the Option has been granted upon the first anniversary of the date the Option was granted; provided, however, that the Participant is a Director on such anniversary date; and

            (ii) The entire 100% of an Option granted on or after January 4, 1999, shall be exercisable by the Participant to whom the Option has been granted upon the second anniversary of the date the Option was granted; provided, however, that the Participant is a Director on such anniversary date.

        (B) Notwithstanding any other provision of this Section 6(b)(4),

            (i) 100% of the Shares represented by any Option granted to a Participant who dies while actively serving as a Director shall immediately vest and shall be exercisable by the Participant's Beneficiary as of the date of the Participant's death to the full extent of the grant, and

            (ii) the Board or Committee shall have the sole discretion to accelerate the vesting of any Option granted to a Participant who retires or becomes disabled.

    (5) Exercise of Option. An Option shall be exercisable solely to the extent it has become vested in accordance with Section 6(b)(4) and for such period as set forth in this Section 6. An Option may be exercised only by the Participant to whom it was granted, except as otherwise provided in Section 6(b)(3).

    (6) Payment for Shares and Method of Exercise. A Participant or Beneficiary may exercise a vested Option in whole or in part at any time during the Option term by delivering to the Company written notice of exercise specifying the number of Shares to be purchased and the Option exercise price therefor. The notice of exercise shall be accompanied by payment in full of the Option exercise price. Payment of the Option exercise price may be made
(A) in cash or its equivalent, (B) to the extent determined by the Board or the Administrator on or after the date of grant, in Shares duly owned by the Participant or Beneficiary (and for which the Participant or Beneficiary has good title free and clear of any liens and encumbrances), or (C) by broker-assisted cashless exercises. Upon payment in full of the Option exercise price and satisfaction of the other conditions provided herein, a stock certificate representing the number of Shares to which the Participant or Beneficiary is entitled shall be issued and delivered to the Participant or Beneficiary.

    (7) Retirement. If the Participant retires, any portion of the Option that is vested and exercisable on the date of the Participant's Retirement shall be exercisable by the Participant within the five-year period commencing on the Participant's date of Retirement, but in any event not later than the expiration date of the Option.

    (8) Total Disability. If a Total Disability prevents a Participant from performing the duties of a Director, any portion of the Option that is vested and exercisable on the date of the Participant's Total Disability shall be exercisable by the Participant within the five-year period commencing on the first date the Participant is first determined by the Board to be Totally Disabled, but in any event not later than the expiration date of the Option.

    (9) Death.

        (A) Except as provided in Sections 6(b)(9)(B) and (C), if a Participant ceases to be a Director by reason of death, any portion of the Option that is vested and exercisable on the date of the Participant's death shall thereafter be exercisable by the Participant's Beneficiary within the five-year period commencing on the date of the Participant's death, but in any event not later than the expiration date of the Option.

        (B) If a Participant dies after Retirement but before the expiration of the five-year exercise period that commenced on the date the Participant retired, then any portion of the Option that was vested and exercisable on the Participant's date of Retirement thereafter shall be exercisable by the Beneficiary during the remainder of the five-year exercise period that commenced on the Participant's date of Retirement, but in any event not later than the expiration date of the Option.

        (C) If a Participant dies after incurring a Total Disability but before the expiration of the five-year exercise period commencing on the first date the Participant is first determined to have a Total Disability, then any portion of the Option that was vested and exercisable on the date the Participant was determined to have a Total Disability thereafter shall be exercisable by the Beneficiary during the remainder of the five-year exercise period that commenced on the first date of the Participant's Total Disability, but in any event not later than the expiration date of the Option.

    (10) Other Termination. Unless otherwise determined by the Board or the Administrator on or after the date of grant, if a Participant ceases to be a Director for any reason other than death, Retirement, or Total Disability, any portion of the Option that is vested and exercisable on the date of the Participant's termination shall be exercisable for thirty days after the date the Participant ceases to be a Director, but in any event not later than the expiration date of the Option.

    (11) Change of Control. Notwithstanding the foregoing, upon a Change of Control, all Options granted hereunder shall immediately vest and shall be exercisable to the full extent of the original grant. If a Participant ceases to be a Director at or after a Change of Control, other than by reason of death, Total Disability, or Retirement, the Option shall be exercisable for five years following the date the Participant ceases to be a Director, but in any event not later than the expiration date of the Option.

    (12) Other Terms. The Stock Option Agreement may contain such other terms, provisions, and conditions as may be determined by the Board or Administrator so long as those terms, provisions, and conditions are not inconsistent with the provisions of the Plan. The terms of any Stock Option Agreement need not be uniform with the terms of any other Stock Option Agreement.

  (c) Rights as Shareholder. A Participant or Beneficiary shall not be deemed to be the holder of Common Stock or have any of the rights of a holder of Common Stock, with respect to Shares subject to an Option, until the Option is exercised and a stock certificate representing such Shares is issued to the Participant or Beneficiary.

SECTION 7. AWARDS OF RESTRICTED SHARES.

  (a) Eligibility. Each individual who is first appointed or elected to be a Director on or after April 1, 1998, and who thereafter becomes an Eligible Director shall receive a one time award of 12,500 Restricted Shares as of the date he first becomes a Director.

  (b) Awards of Restricted Shares. Each award of Restricted Shares shall be evidenced by an award agreement, which shall contain such terms and conditions consistent with the Plan as shall from time to time be determined by the Board or the Administrator, in its sole discretion, and to the following terms and conditions ("Restricted Stock Agreement"):

    (1) none of the Restricted Shares may be sold, assigned, transferred, pledged or otherwise encumbered, except as otherwise specifically provided, during the Restriction Period;

    (2) all of the Restricted Shares shall be forfeited and shall be returned to the Company and all rights of the Eligible Director to such Restricted Shares shall terminate without any payment of consideration by the Company if the Eligible Director fails to be a Director on the anniversary date of the award of the Restricted Shares in accordance with Section 7(d), unless the Eligible Director's service is terminated by reason of his death, Total Disability, or Retirement; and

    (3) upon and following the date a certificate for the Restricted Shares is issued to an Eligible Director (except following a forfeiture of the Restricted Shares as set forth in Section 7(b)(2)), the Eligible Director shall have all of the rights of a shareholder including but not limited to the right to receive all dividends paid on such Restricted Shares (reduced by the amount, if any, the Company is required to withhold for taxes) and the right to vote such Restricted Shares. Any securities or other property (excluding cash in payment of normal dividends) that may be distributed with respect to the Restricted Shares shall be received and held by the Eligible Director subject to the same restrictions as the Restricted Shares.

  (c) Certificates for Shares.

    (1) As soon as practicable after the receipt by the Company of a Restricted Stock Agreement executed by the Eligible Director as provided in
Section 7(b) and of a stock power endorsed by the Eligible Director in blank with respect to the Restricted Shares covered by the Restricted Stock Agreement, unless a later date for issuance of stock certificates is provided in the Restricted Stock Agreement, the Company, in its sole discretion, upon the Eligible Director's written request, may cause to be issued a stock certificate, registered in the name of the Eligible Director, evidencing the Restricted Shares awarded under the Restricted Stock Agreement. Each such certificate shall bear a legend substantially in the following form:

     The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the Stock Plan for Non-Employee Director of Cyprus Amax Minerals Company and Restricted Stock Agreement entered into between the registered owner of such shares and Cyprus Amax Minerals Company. A copy of the Plan and the Restricted Stock Agreement is on file in the office of the Secretary of Cyprus Amax Minerals Company, 9100 East Mineral Circle, Englewood, Colorado.

  Such legend shall not be removed from any stock certificate evidencing such Restricted Shares until the lapse or release of the restrictions imposed pursuant to Section 7(d) on such Restricted Shares.

    (2) As an alternative to delivering any stock certificate to the Eligible Director pursuant to Section 7(c)(1) above, the Company, in its sole discretion, may cause each certificate in respect of Restricted Shares awarded hereunder, together with a stock power relating to such Restricted Shares, to be deposited by the Company with a custodian (which may be the Company) to be designated by the Company. In such event, the Company shall cause such custodian to issue to the Eligible Director a receipt evidencing any stock certificate held by the custodian registered in the name of such Eligible Director. Notwithstanding the provisions of Section 7(c)(1) or this Section 7(c)(2), the Company may adopt such other procedures that it, in its sole discretion, deems appropriate to evidence the right of the Eligible Director to Restricted Shares.

    (3) The Eligible Director shall not be deemed for any purpose to be, or have any rights as, a shareholder of the Company with respect to any Restricted Shares awarded except if, as and when a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

    (4) As soon as practicable after the lapse or release of the restrictions imposed pursuant to Section 7(d) on any Restricted Shares, the Company shall cause to be issued in the Eligible Director's name a stock certificate evidencing the Restricted Shares with respect to which restrictions have lapsed or been released, free of the legend provided in Section 7(c)(1), and shall cause such stock certificate to be delivered to the Eligible Director, upon surrender to the Company of the previously issued certificate(s) representing the same Restricted Shares.

  (d) Restriction Period. The restrictions set forth in Section 7(b)(1) shall lapse only when the forfeiture provisions set forth in Section 7(b)(2) shall lapse. Subject to Section 7(e), the forfeiture provisions set forth in Section 7(b)(2) shall lapse:

    (1) with respect to the first 20% of the Restricted Shares comprising an award of Restricted Shares to an Eligible Director, on the first anniversary of the date of the award,

    (2) with respect to the first 40% of such Restricted Shares, after the second anniversary of the date of the award,

    (3) with respect to the first 60% of such Restricted Shares, after the third anniversary of the date of the award,

    (4) with respect to the first 80% of such Restricted Shares, after the fourth anniversary of the date of the award, and

    (5) with respect to 100% of such Restricted Shares, after the fifth anniversary of the date of the award.

  (e) Lapse of Restrictions.

    (1) In the event that a Participant ceases to be an Eligible Director prior to the lapse of restrictions on Restricted Shares by reason of his death, Total Disability, or Retirement, the restrictions on all Restricted Shares awarded to such Eligible Director shall lapse on the date the Participant ceases to be an Eligible Director.

    (2) The Board or the Administrator shall have the authority to accelerate the time at which the restrictions will lapse or to remove any of such restrictions whenever it may decide, in its sole discretion, that, by reason of changes in applicable law or other material changes in circumstances arising after the date of the award, such action is in the best interests of the Company and equitable to the Eligible Director. The Board or the Administrator, in its sole discretion and subject to such terms and conditions as the Board or the Administrator shall determine, may include in any Restricted Stock Agreement evidencing the award of Restricted Shares, and may amend any outstanding Restricted Stock Agreement to cause it to include, a right of the Participant upon ceasing to be an Eligible Director, other than by reason of his death, Total Disability, or Retirement, to receive cash equal to the Fair Market Value per Share of such Restricted Shares on the date the Participant ceases to be an Eligible Director.

    (3) Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, the restrictions applicable to any Restricted Shares shall lapse and such Restricted Shares shall become free of all restrictions and fully vested to the full extent of the original grant.

SECTION 8. REGULATORY COMPLIANCE AND LISTING.

  The issuance or delivery of any of the Shares may be postponed by the Company for such period as may be required to comply with any applicable requirements under Federal or state securities laws, any applicable listing requirements of any national securities exchange, and requirements under any other law or regulation applicable to the issuance or delivery of such Shares that would constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

SECTION 9. ADJUSTMENT FOR COMPANY CHANGES.

  (a) Rights and Powers Reserved. The existence of any outstanding Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, any merger or consolidation of the Company, any issue or sale of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, any sale or transfer of all or any part of the assets or business of the Company, the liquidation or dissolution of the Company or any other corporate act or proceeding, whether of a similar character or otherwise. Except as expressly provided in the Plan, the issue or sale by the Company of shares of stock of the Company of any class, or securities convertible into shares of stock of the Company of any class, for cash, property, labor or services, either upon direct sale or the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to any outstanding Option.

  (b) Changes in Capitalization. In the event that the Board or the Administrator shall determine that any dividend or other distribution (whether in the form of cash, shares of common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or the rights to purchase Shares or other securities of the Company, or the similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board or the Administrator shall, in such manner as it shall deem equitable, adjust any or all of (1) the number and type of Shares (or other securities or property) which thereafter may be made the subject of awards under the Plan, (2) the number and type of Shares (or other securities or property) subject to outstanding grants and awards under the Plan, and (3) the grant, purchase, or exercise price with respect to any grant or award under the Plan, or, if deemed appropriate, make provision for a cash payment to the holder of any outstanding grant or award; provided, however, that the number of Shares subject to any grant or award under the Plan denominated in shares shall always be a whole number.

SECTION 10. ADMINISTRATION.

  (a) Appointment of Administrator. An Administrator, which may be one or more individuals, shall be appointed from time to time by the Chief Executive Officer of the Company or by his duly authorized delegate in order to administer the Plan as provided herein.

  (b) Rights and Duties of Administrator. The Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

    (1) to interpret the provisions of the Plan and to determine the terms and conditions of grants and/or awards at or after the date of grant and/or award;

    (2) to compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries;

    (3) to maintain or to designate any person or entity to maintain all the necessary records for the administration of the Plan;

    (4) to make and publish such rules for the regulation of the Plan as are consistent with the terms hereof;

    (5) to provide for disclosure of such information and filing or provision of such reports and statements to Participants or Beneficiaries under the Plan as the Administrator deems appropriate; and

    (6) to amend the Plan, any Award Agreement, any Stock Option Agreement, or Restricted Stock Agreement to the extent such authority to amend the Plan, any Award Agreement, any Stock Option Agreement, or Restricted Stock Agreement has been delegated to it by the Board or the Committee.

All interpretations and decisions and other actions of the Administrator shall be conclusive and final on all persons interested in the Plan, except to the extent otherwise specifically indicated herein. The Administrator may appoint one or more agents, and delegate thereto such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe. To the extent of any such delegation, the delegate shall have the duties, powers, authority and discretion of the Administrator.

  (c) Authority of Board or Committee. Notwithstanding any provision contained in the Plan regarding the delegation of authority to the Administrator or any other person with respect to the operation and administration of the Plan, the Board or the Committee, acting in its sole discretion, may at any time exercise its authority under the terms of the Plan to act on behalf of the Company.

SECTION 11. AMENDMENT AND TERMINATION.

  (a) Amendment of Plan. The Board from time to time may amend the Plan.

  (b) Amendment of Award Agreement. The Board or the Committee from time to time may amend the terms of any Award Agreement for any award of Shares that was previously granted or is yet to be granted, in any manner, provided that such amendment is not inconsistent with the terms of the Plan, and provided that no such amendment shall impair the rights of any Participant (or Beneficiary if the Participant is deceased), without such Participant's (or Beneficiary's) written consent.

  (c) Amendment of Stock Option Agreement. The Board or the Committee from time to time may amend the terms of any Stock Option Agreement for any Option that was previously granted or is yet to be granted, in any manner, provided that such amendment is not inconsistent with the terms of the Plan, and provided that no such amendment shall impair the rights of any Participant (or Beneficiary if the Participant is deceased), without such Participant's (or Beneficiary's) written consent.

  (d) Amendment of Restricted Stock Agreement. The Board or the Committee from time to time may amend the terms of any Restricted Stock Agreement evidencing an award of Restricted Shares either previously awarded or yet to be awarded, in any manner, so long as such amendment is not inconsistent with the terms of the Plan, and provided that no such amendment shall impair the rights of any Participant (or Beneficiary if the Participant is deceased), without such Participant's (or Beneficiary's) written consent.

  (e) Termination of Plan. The Board may terminate the Plan at any time, provided that termination of the Plan shall not affect Options granted, Shares awarded or Restricted Shares awarded prior to the date of termination.

SECTION 12. MISCELLANEOUS.

  (a) No Right to Continue as Director. Nothing in the Plan, the award of any Shares, grant of any Option, or award of any Restricted Shares shall be deemed to (1) confer upon any person the right to continue as a Director, or (2) create any obligation on the part of the Board to nominate any Director for reelection by the Company's shareholders, or (3) limit the rights of the shareholders to remove any Director.

  (b) Other Plans.

    (1) Nothing contained in the Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

    (2) No income of a Participant attributable to the Plan shall be included in the Participant's earnings for purposes of any benefit plan in which the Participant may be eligible to participate, unless otherwise determined by the Board or the Committee or the Administrator, or unless otherwise provided by the terms of such other benefit plan.

  (c) Payment of Taxes. The Company shall have the right to require, prior to the issuance or delivery of any Shares, payment by a Participant of any taxes required by law with respect to the issuance or delivery of such Shares. With respect to tax withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Shares, or upon any other taxable event arising out of or as a result of any grant or award made hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, and signed by the Participant.

  (d) Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

  (e) Governing Law. To the extent not superseded by federal law, the Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Colorado.

  (f) Liability. No Director or any employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other Director or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by him.

  (g) Costs. The Company shall bear all expenses incurred in administering the Plan, including expenses related to the issuance of Common Stock upon an award of Shares, the exercise of Options, or the award of Restricted Shares.

  (h) Severability. If any provision of the Plan or any Award Agreement, Stock Option Agreement, or Restricted Stock Agreement is or becomes invalid, illegal, or unenforceable in any applicable jurisdiction, or as to any person, or would disqualify the Plan or any grant or award under any law or regulation deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws and regulations, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the grant or award, such provision shall be stricken as to such jurisdiction or person and the remainder of the Plan or the grant or award shall remain in full force and effect.

  (i) Successors. The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

  (j) Headings and Construction. Section headings contained in the Plan are included for convenience only and are not to be used in construing or interpreting the Plan. Except where otherwise indicated by context, the masculine shall include the feminine and the singular shall include the plural, and vice-versa.

SECTION 13. EFFECTIVE DATE OF THE PLAN.

  The Plan was originally adopted effective as of July 1, 1992. The Plan as amended and restated herein shall be effective as of January 1, 1999 (except as otherwise provided herein), subject to the approval of the Company's shareholders. If such shareholder approval is not obtained, the Plan as amended and restated herein shall be null and void but the Plan, as in effect immediately prior to such amendment and restatement, shall continue in full force and effect.

                      [LOGO OF CYPRUS AMAX APPEARS HERE]




[RECYCLED PAPER LOGO]
Printed on recycled paper.

Please complete, sign, and return the attached card. Thank you for responding promptly.

The proxies you have designated cannot vote your shares unless you sign and return a proxy card. You are encouraged to specify your choices by marking the appropriate boxes.

If you only sign and return the attached proxy card and provide no specific voting direction, the proxies will vote your shares "FOR" Proposals 1, 2, and 3 and "AGAINST" Proposal 4.



--------------------------------------------------------------------------------

                         CYPRUS AMAX MINERALS COMPANY


   THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF
                     DIRECTORS OR THE TRUSTEES NAMED BELOW

  The undersigned hereby appoints Milton H. Ward, Philip C. Wolf, and Dale E. Huffman, and each or any of them, the proxies and agents of the undersigned, with full power of substitution, to represent and vote in accordance with the instructions given herein all the shares of the common stock of Cyprus Amax Minerals Company (the "Company") held of record by the undersigned at the close of business on March 9, 1998 at the Annual Meeting of the Shareholders of the Company to be held in the Summit Room of the Inverness Hotel and Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112, on May 6, 1998 at 10:00 a.m. or at any adjournment thereof, and directs the Trustees of the Cyprus Amax Minerals Company Savings Plan and Trust, the Cyprus Amax Minerals Company Thrift Plan For Bargaining Unit Employees, and the Equatorial Mining North America, Inc. 401(k) Profit Sharing Plan ("Equatorial") (as applicable, with respect to shares of common stock held for the benefit of the undersigned) to vote in person or by proxy at such annual meeting, all shares held by or for the benefit of the undersigned. The Trustee of the Equatorial plan may or may not vote undirected shares of the Company's stock in the plan, and the Trustees of the remaining plans will vote unallocated and/or undirected shares of the Company's stock held by them in direct proportion to the voting of shares for which instructions have been received.

  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 AND AGAINST PROPOSAL 4 EXCEPT AS NOTED ABOVE WITH RESPECT TO THE PLANS. UNLESS AUTHORITY TO VOTE FOR NOMINEES IN PROPOSAL 1 IS WITHHELD, A VOTE FOR THE ELECTION OF DIRECTORS WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR ANY NOMINEE WHOSE NAME IS NOT LINED THROUGH ON THE REVERSE SIDE AND FOR ANOTHER NOMINEE IF ANY OF THE NAMED NOMINEES IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE.


                                         CYPRUS AMAX MINERALS COMPANY
                                         P.O. BOX 11160
                                         NEW YORK, N.Y. 10203-0160

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1,2 AND 3 AND AGAINST PROPOSAL 4.

(Continued, and to be dated and signed on reverse side.)

                            Detach Proxy Card Here
--------------------------------------------------------------------------------
[_____]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1, 2, AND 3.

1. Election of Directors  FOR all nominees [ ]    WITHHOLD AUTHORITY to vote [ ]
                          listed below            for all nominees listed below


   Nominees: William C. Bousquette, Thomas V. Falkie, Ann Maynard Gray,
   Theodore M. Solso, and James A. Todd, Jr.
   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK FOR ABOVE AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

2. Approval of Stock Plan for Non-Employee Directors, as amended and restated.

   FOR [ ]   AGAINST  [ ]   ABSTAIN [ ]

3. Appointment of Price Waterhouse LLP as independent accountants.

   FOR [ ]   AGAINST  [ ]   ABSTAIN [ ]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 4.

4. Shareholder proposal relating to an Independent Nominating Committee.

   FOR [ ]   AGAINST  [ ]   ABSTAIN [ ]

5. OTHER MATTERS. In their discretion, the proxies are authorized to vote upon other matters not known to the Board of Directors on March 13, 1998 that may come before the meeting and upon matters incident to the conduct of the meeting.

         Change of Address and/or   [ ]
         Comments Mark Here

NOTE: Please sign exactly as name appears. Joint owners should each sign. If signing as attorney, executor, administrator, agent, trustee, or guardian, please give full title as such. If signing on behalf of a corporation, the full corporate name should be indicated and an authorized corporate officer should sign.

                                           Dated:_________________, 1998

                                           _____________________________
                                                     Signature

                                           _____________________________
                                            Signature (if held jointly)

                                           VOTE MUST BE INDICATED (X) IN
                                           BLACK OR BLUE INK.  [X]

PLEASE SIGN, DATE, AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.